WARRANT

FOR THE PURCHASE OF SHARES OF

COMMON STOCK

OF

WINNING EDGE INTERNATIONAL, INC.

THIS WARRANT, DATED AS OF MARCH 30, 2007, CERTIFIES THAT, FOR VALUE RECEIVED, Jay O. Wright (the “Holder”), is entitled to subscribe for and purchase from Winning Edge International, Inc., a Delaware corporation (the “Company”), One Hundred Fifty Thousand (150,000) shares of Common Stock of the Company at the purchase price of $0.02 per share (the “Exercise Price”) subject to adjustment as provided herein.

1.

Definitions.  When used in this Warrant, the following terms shall have the meanings specified:

a.

“Common Stock” shall mean the common stock of the Company.

b.

“Convertible Securities” means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, additional shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

c.

“Exercise Notice” shall mean a notice of exercise of all or any portion of this Warrant, in the form attached hereto as Exhibit A.

d.

“Expiration Date” shall mean the earlier of (i) the date of exercise of all of the rights represented by this Warrant and (ii) March 30, 2014.

e.

“Person” shall mean and include an individual, partnership, corporation, trust, joint venture, incorporated organization and a government or any department or agency thereof.

f.

“Securities Act” means the Securities Act of 1933, as amended.

g.

“Warrant Shares” shall mean the shares of Common Stock issuable to the Holder of this Warrant upon any exercise of this Warrant.

2.

Warrant Exercise; Issuance of Certificates; Payment for Warrant Shares.  This Warrant may be exercised by the Holder, in whole or in part, at any time prior to the Expiration Date by delivery of an Exercise Notice and, within five (5) business days thereafter, surrender of this Warrant (properly endorsed if required) and payment by the Holder of the Exercise Price by certified or cashier’s check.  If prior to such exercise, the Company shall have issued any Common Stock or securities convertible into Common Stock at an effective price per share less than the closing bid price of the Common Stock on the date of this Warrant, the Exercise Price shall be changed to a new Exercise Price equal to such lower effective price per share.  Upon such surrender and payment, the Holder shall be entitled to receive a certificate or certificates representing the Warrant Shares so purchased.  Warrant Shares so purchased shall be deemed to be issued to the Holder as the record owner of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares.  Certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding five (5) business days, after the rights represented by this Warrant shall have been so exercised.  If the rights of the Holder of this Warrant are exercised in part, the number of Warrant Shares subject to this Warrant shall be reduced accordingly and the Company shall reissue a Warrant or Warrants of like tenor representing in the aggregate the right to purchase the number of Warrant Shares as so reduced.

3.

Affirmative Covenants.  The Company covenants and agrees that the Warrant Shares will, upon exercise of this Warrant and issuance in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.  The Company further covenants and agrees that until the Expiration Date, the Company will at all times have authorized, and reserved for the purpose of issue upon total or partial exercise of the rights represented by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

4.

Adjustments.  If the Company shall, while this Warrant remains outstanding, (a) pay a stock dividend or make a distribution to holders of Common Stock in shares of its Common Stock, (b) subdivide its outstanding shares of Common Stock, (c) combine its outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, then thereafter the number of Warrant Shares shall be automatically (and without notice or further action) increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such change, and the per share Exercise Price of this Warrant after such change shall in case of an increase in the number of shares be proportionately decreased, and in case of a decrease in the number of shares be proportionately increased so that the aggregate Exercise Price of this Warrant shall be unchanged by such change.

5.

Reorganization, Reclassification, Share Exchange or Merger.

a.

If at any time prior to the Expiration Date the Company is a party to any agreement providing for (i) any capital reorganization or reclassification of the capital stock of the Company or (ii) any share exchange or merger of the Company with another corporation, in such a way that holders of Common Stock shall be entitled to receive cash, shares of stock or securities or assets (collectively, and regardless of whether received in connection with a merger or some other form of corporate reorganization, the “Merger Consideration”) with respect to or in exchange for Common Stock, then, as a condition to such reorganization, reclassification, share exchange or merger, the Holder shall be given the opportunity to elect to receive such cash, shares of stock or securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Shares then issuable upon the exercise of the rights represented by this Warrant.

b.

If the Holder elects to receive the Merger Consideration, then upon Holder’s actual receipt of the Merger Consideration the Holder shall pay to the Company (i) the per share Exercise Price of this Warrant multiplied by (ii) the number of shares of Common Stock then issuable upon the exercise of the rights represented by this Warrant, and thereafter the parties shall have no further rights or obligations hereunder.

c.

If the Holder does not elect to receive the Merger Consideration, the rights and obligations of the Holder and the Company (including any successor company) under this Warrant shall remain in full force and effect pursuant to the terms and conditions of this Warrant.  In any such case, the Company shall not effect any such reclassification, reorganization, share exchange or merger, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such share exchange or merger shall assume by written instrument the obligation to deliver to the Holder, upon exercise of this Warrant, such cash, shares of stock or securities or assets as the Holder would have been entitled to receive had the Holder made the election in accordance with the provisions of this Section.

d.

In connection with any capital reorganization or reclassification of the capital stock of the Company or any share exchange or merger of the Company with another corporation, if the Company shall fix a record date for the making of a distribution to holders of Common Stock of (i) assets (other than cash dividends or cash distributions payable out of consolidated net income or earned surplus or dividends payable in Common Stock), (ii) evidences of indebtedness or other securities of the Company, or of any corporation other than the Company (except for the Common Stock of the Company) or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities, whether or not such rights, options or warrants are immediately exercisable, to the extent such rights, options or warrants have not expired, then the Company shall make provisions for the Holder to receive, and the Holder shall be entitled upon exercise of this Warrant to, a proportional amount (depending upon the extent to which such Warrant is exercised) of such assets, evidences of indebtedness, securities or such other rights, options or warrants, as if the Holder had exercised this Warrant on or before such record date.

6.

Registration Rights.

a.

If the Company at any time or times proposes or is required to register any of the Common Stock or other equity securities of the Company under the Securities Act (other than on Forms S-4 or S-8 or successor forms thereto), it will at each such time or times give written notice to the Holder of its intention to do so.  Upon the written request of the Holder given within fifteen (15) days after receipt of any such notice, the Company shall cause any Common Stock issuable to the Holder upon exercise of this Warrant (“Registrable Securities”) requested in such notice to be registered (a “Piggyback Registration”) under the Securities Act and any applicable state securities laws.  With respect to each Piggyback Registration, all fees, costs and expenses shall be borne by the Company.

b.

The Company shall take such measures and file such information, documents and reports as shall hereafter be required by the Securities and Exchange Commission (the “SEC”) as a condition to the availability of Rule 144 under the Securities Act (or any corresponding or successor rule hereafter in effect).  The Company covenants that all such information, documents and reports or any registration statement required by Section 12 of the Securities Exchange Act of 1934, as amended, filed with the SEC shall not contain any untrue statement of a material fact or fail to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading, and the Company agrees to indemnify and hold each seller of Registrable Securities and each broker, dealer, underwriter or other person acting for such seller (and any controlling person of any of the foregoing) harmless from and against any and all claims, liabilities, losses, damages or expenses and judgments arising out of or based upon any breach of the foregoing covenants, representations or warranties.  If the Shell reorganizes, consolidates or merges with or into any person or entity, the Company shall make provision for the rights of the Holder and obligation of the Company with respect to Shell Common Stock pursuant to this Section to be assumed by the Shell.

7.

Term of Warrant.  This Warrant shall remain outstanding and exercisable until the Expiration Date.  To the extent not previously exercised, the rights represented by this Warrant shall thereupon terminate.

8.

Issue Tax.  The issuance of certificates for shares of Common Stock upon the total or partial exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof.

9.

Closing of Books.  The Company will at no time close its transfer books in any manner which interferes with the timely exercise of the rights represented by this Warrant.

10.

No Voting Rights.  This Warrant shall not entitle the Holder to any voting rights as a shareholder of the Company.

11.

Notices.  All notices and communications provided for herein or made hereunder shall be delivered, or mailed first class with postage prepaid, or faxed, addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall be deemed to have been given or made when so delivered or mailed or faxed:

(a) if to the Company:

Winning Edge International, Inc.

Attn:  Wayne Root and Doug Miller

Las Vegas, NV

Facsimile No. (702) 407.5188

(b) if to the Holder:

Jay O. Wright

Facsimile No.:  (301) 610.2094

or to such other person or address as the party entitled to notice hereunder shall designate by notice in accordance with this Warrant.

12.

Replacement of Warrant.  Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and upon receipt of written indemnification of the Company by the Holder in form and substance satisfactory to the Company, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

13.

Miscellaneous.

a.

This Warrant may be amended only by a writing signed by the Company and the Holder.  All covenants and agreements in this Warrant by the Company shall bind its successors and assigns.

b.

In case any provision in this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

c.

This Warrant shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

d.

This Warrant constitutes the full and entire understanding between the Company and the Holder with respect to the subject matter hereof.

e.

Failure of, or delay by, the Holder to assert any right herein shall not be deemed to be a waiver thereof, nor shall any such failure or delay on any one or more occasions be deemed to prohibit or waive the same or any other right on any future occasion.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first written above.

WINNING EDGE INTERNATIONAL, INC.

By:

Title:

EXHIBIT A

EXERCISE NOTICE

____________, 20 _____

To:  Winning Edge International, Inc.

The undersigned Holder, pursuant to the terms and conditions of that certain Warrant, issued by Winning Edge International, Inc., a Delaware corporation, and dated as of March 30, 2007, hereby exercises such Warrant to the extent of ______________________________ (________________) shares of the Common Stock covered by such Warrant, and hereby agrees to make payment in full for each of such shares at the per share exercise price provided by such Warrant.

Signature:

______________________________________

Name Printed:

______________________________________